EXHIBIT 5.1

February 1, 2000

Board of Directors
Socrates Technologies Corporation
8133 Leesburg Pike, Suite 760
Vienna, Virginia 22182

RE:               Socrates Technologies Corporation Non-Qualified
                  Stock Option Plan

Lady and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Socrates Technologies Corporation (the "Company") with the Securities and Exchange Commission on or about January 14, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock (the "Shares") reserved for issuance under the Socrates Technologies Corporation 1998 Non-Qualified Stock Option Plan (the "Plan"). I have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares.

It is our opinion that, the Shares, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, and in accordance with the Company's Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Please call me at (703) 725-7299 with any questions.

Sincerely,

/s/ Paul W. Richter
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Paul W. Richter
General Counsel